FARO Technologies, Inc. 2014 Incentive Plan
Deferred Stock Unit Award Agreement
Pursuant to the provisions of the FARO Technologies, Inc. 2014 Incentive Plan (as amended, the “Plan”) and the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), you have elected to receive 100% of your (a) annual cash retainer for service on the FARO Board of Directors (the “Board”) earned and paid during 20[XX], and (b) other fees relating to your service as a chairperson or a member of the Board or any committee of the Board, as applicable, earned and paid during 20[XX] (collectively, the “20[XX] Director Fees”) in the form of deferred stock units that represent the right to receive shares of FARO’ common stock and defer settlement of such deferred stock units until such time as you experience a separation of service from FARO.
    Grantee:
Grant Date:
Number of Deferred Stock Units Granted:                 1
THIS DEFERRED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the grant of shares of deferred stock units by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan and the Deferred Compensation Plan. For purposes of this Agreement, the Grantee shall be a Participant under the Plan and the Deferred Compensation Plan.
This Agreement, the Deferred Compensation Plan and the Plan contain the terms and conditions governing the deferred stock units. The parties hereto agree as follows:
1.Grant of Units. The Company hereby confirms the grant to Grantee, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Deferred Stock Units specified above (the “Units”). Each Unit represents the right to receive one share of the Company’s common stock.

2.Vesting. The Units are fully and immediately vested as of the Grant Date.

3.Tax Consequences. No shares will be delivered to Grantee in settlement of vested Units unless Grantee has made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares.
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1 The number of deferred stock units to be credited to your account shall be determined by dividing (i) 100% of that portion of the 20[XX] Director Fees that otherwise would have been paid with respect to the applicable calendar quarter but for your election herein by (ii) the Fair Market Value of a share of FARO’s common stock as of the end of the first business day of the applicable calendar quarter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:_____________________
Name:
Title:

GRANTEE:

By:_____________________
Name: